Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)
Local Bounti Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	4,148,025 (2)	$0.43 (3)	$1,783,650.75	$110.20 per million	$196.56
Equity	Common Stock, $0.0001 par value per share	Other	1,037,006 (4)	$0.37 (5)	$383,692.22	$110.20 per million	$42.28
Total Offering Amounts					$2,167,342.97		$238.84
Total Fee Offsets							—
Net Fee Due							$238.84

(1)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the common stock, $0.0001 par value per share (the “Common Stock”), of Local Bounti Corporation (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)     Represents 4,148,025 additional shares of Common Stock reserved for issuance under the 2021 Equity Incentive Plan resulting from an automatic annual increase in the number of shares reserved for issuance under such plan on January 1, 2023.
(3)     Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $0.43 was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the New York Stock Exchange on March 24, 2023.
(4)     Represents 1,037,006 additional shares of Common Stock under the 2021 Employee Stock Purchase Plan (the “2021 ESPP”) resulting from an automatic annual increase in the number of shares reserved for issuance under such plan on January 1, 2023.
(5)     Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to 85% of $0.43, which was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the New York Stock Exchange on March 24, 2023. Under the 2021 ESPP, the purchase price of a share of Common Stock is equal to 85% of the fair market value of the Registrant’s Common Stock on the offering date or the purchase date, whichever is less.